Exhibit 99.1

WGNB Corp. Announces First Quarter 2008 Earnings

CARROLLTON, Ga.—(BUSINESS WIRE)—April 17, 2008—WGNB Corp. (NASDAQ:WGNB), the holding company for First National Bank of Georgia, announced its 2008 first quarter earnings of $1,830,971, or $0.30 per diluted share, compared to its 2007 first quarter earnings of $1,980,404, or $0.39 per diluted share, a decrease of $149,433, or 7.5 percent.

The amount of non-performing assets stands at $54.5 million, or 8.0 percent of total loans plus foreclosed property, or 6.2% of total assets, as of March 31, 2008. In the first quarter of 2008, the Company sold $10.0 million of non-performing assets; however, we recognized $22.5 million of new non-performing loans.  As of the date of this press release, we have $4.5 million of non-performing assets under contract for sale.

As disclosed in the Company’s press release dated March 27, 2008, the impact of the further impairment we recognized in the first quarter of 2008 was treated as a material subsequent event because at the time of the impairment determination we had not yet issued our financial statements for the year ended December 31, 2007.  Thus, the related charge down, provision and charge off of additional interest was accounted for in our December 31, 2007 financial statements.

“We will continue to report to our shareholders with regard to the status of the recognition and disposition of non-performing assets and our regulatory capital standards as material events take place,” said H. B. “Rocky” Lipham, III, Chief Executive Officer. “The reduction in non-performing assets and the maintenance of safe and sound levels of capital remain the focus of management and the Board of Directors during this period of economic uncertainty.”

In the first quarter of 2008, total assets grew by $2.5 million, total loans grew by $5.3 million, or 0.8 percent, and total deposits decreased by $3.3 million, or 0.5 percent.  Management, working to diversify asset growth to fields unrelated to the development and residential construction industry, has reduced construction and development loans by 9.0 percent during the quarter.

Lipham added “Our level of earnings in 2008 will be hindered for the foreseeable future because of this downturn in construction and development lending. The downturn is not behind us, and we will continue to conduct our loan review, valuation process and assessment of capital levels in a prudent manner.”

WGNB Corp. has changed its annual meeting date from Tuesday, May 13, 2008 to Tuesday, June 10, 2008 at 3:00 pm.  The annual meeting will be held at the Theatres of Carrollton which is located at 1135 Bankhead Highway, Carrollton, Georgia 30116.

“WGNB Corp. remains well-capitalized and will continue to take prudent courses of action,” said Lipham in closing. “Our commitment remains steadfast to providing customers with the level of service they expect and deserve and to continue to be the community bank in west Georgia.  We look forward to discussing with our shareholders at the upcoming annual meeting future plans for strengthening our business.”

About WGNB Corp.
WGNB Corp. stock is traded on the NASDAQ Capital Market under the ticker, “WGNB”.  First National Bank of Georgia has seventeen locations in Carroll, Douglas, Haralson, and Coweta counties and total assets of $886 million.  The Bank is the largest and most enduring locally-owned community bank headquartered in Carroll County.

For more information about WGNB Corp and First National Bank of Georgia, visit our investor relations page on our website, www.wgnb.com or www.fnbga.com ..  Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@fnbga.com .  If you prefer to contact us by mail you may do so by contacting Investor Relations at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995.  The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information.  These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As a matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company.  The Company complies with Federal and State law applicable to disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	March 31, 2008 (unaudited)	March 31, 2007 (unaudited)
Total interest income	$14,131	$11,892
Total interest expense	6,819	5,619
Net interest income	7,312	6,273
Provision for loan loss	750	375
Net interest income after provision	6,562	5,898
Total other income	2,435	1,733
Total other expense	6,581	4,697
Earnings before income taxes	2,416	2,934
Income taxes	585	954
Net earnings	$1,831	$1,980
Per Share Data:
Common shares outstanding	6,057,594	5,003,790
Weighted average shares outstanding	6,057,594	5,001,286
Weighted average diluted shares outstanding	6,099,094	5,041,575
Net earnings	0.30	0.40
Diluted net earnings	0.30	0.39
Cash dividends declared year to date	0.21	0.20
Book value	13.32	10.72
Tangible book value	8.49	10.72
At Period End:
Total assets	886,179	608,018
Total loans	663,418	497,088
Earning assets	760,567	575,648
Nonperforming assets	54,533	6,294
Intangible assets	29,318	-
Deposits	703,083	496,356
Junior subordinated debentures	10,825	-
Stockholders’ equity	80,717	53,655
Tangible stockholders’ equity	51,399	53,655
Key Performance Ratios Year to Date:
Return on average assets	0.83%	1.31%
Return on average equity	9.01%	14.79%
Return on average tangible equity	14.08%	-
Net interest margin, tax equivalent	3.79%	4.49%
Dividend payout ratio	70.00%	42.76%
Efficiency ratio	67.52%	58.66%
Asset Quality Ratios:
Non-performing assets/loans & OREO	8.04%	1.26%
Loan loss reserve/total loans	1.98%	1.21%
Loan loss reserve/non-performing assets	24.10%	232.72%
Loan loss reserve/total capital	11.19%	11.19%
NCO’s/average loans	<0.01%	0.02%
Capital Ratios:
Tangible equity/tangible assets	6.00%	8.82%
Tier 1 leverage ratio	7.01%	9.40%
Total risk based capital ratio	10.24%	11.19%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@fnbga.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@fnbga.com